Exhibit 10.63

AMENDMENT NO. 2

SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

This Amendment No. 2 to Second Amended and Restated Business Loan Agreement dated as of March 24, 2003 (this “Amendment”) is executed with reference to the Second Amended and Restated Business Loan Agreement dated as of June 24, 2002 (as amended from time to time, the “Loan Agreement”) between Bank of America, N.A. (the “Bank”) and IMPCO Technologies, Inc. (the “Borrower”).

The parties hereby agree to amend the Loan Agreement as follows:

1.    Defined Terms.  All initially capitalized terms used in this Amendment without definition shall have the respective meanings assigned thereto in the Loan Agreement.

2.    Representation as to Financial Covenants.  The Borrower hereby represents and warrants that, as of the Borrower’s fiscal quarter ended December 31, 2002, the Debt Service Coverage Ratio was 0.15:1.00 and the Funded Debt to EBITDA Ratio was 15.44:1.00.

3.    Waiver.  In reliance upon the representation set forth in Section 2 hereof, the Bank hereby waives compliance by the Borrower, as of the Borrower’s fiscal quarter ended January 31, 2003, with the Debt Service Coverage Ratio and the Funded Debt to EBITDA Ratio requirements of the Loan Agreement. This is a one time waiver only, and the Borrower shall be obligated to fully comply with these covenants as of all other dates and periods.

4.    Definition of Prime Rate Margin.  The definition of Prime Rate Margin is hereby amended to read in full as follows:

“Prime Rate Margin” means 5.00% per annum.

5.    Deferral of Line Reduction—Section 1.1.  Section 1.1(a)(iii) of the Loan Agreement currently provides that that the Line of Credit be reduced by $1,000,000 on March 31, 2002. This requirement is hereby deferred until April 30, 2003.

6.    Application of Cash Collateral.  Pursuant to Section 9.5 of the Credit Agreement, the Borrower delivered cash collateral in the amount of $2,000,000 to the Bank. The Bank has heretofore re-delivered $1,000,000 of this cash collateral to the Borrower. It is hereby agreed that the remaining $1,000,000 principal amount of the cash collateral, and any accrued interest thereon, shall be applied by the Bank as follows (a) on March 31, 2003, to the $760,306 in aggregate principal payments required in respect of Facility No. 2 and Facility No. 3 then due, (b) concurrently herewith, to repay the liability associated with the cancellation of the Swap Agreement referred to in Section 8, (c) concurrently herewith pay the fee referred to in Section 9(c), and (d) to the extent of any remaining funds, on March 31, 2003 to permanently reduce any outstanding balance due under Facility No. 4.

7.    Facility No. 2.  Borrower hereby agrees that as of April 1, 2003 the interest rate payable with respect to any outstanding loans under Facility No. 2 shall be the Prime Rate plus the Prime Rate Margin.

8.    Swap Agreement.  The parties hereto agree that the ISDA Master Agreement dated as of December 2, 1996, between Borrower and the Bank (under its former name, Bank of America National Trust and Savings Association (the “Swap Agreement”) is hereby terminated.

9.    Conditions Precedent.  The effectiveness of this Amendment shall be conditioned upon receipt by the Bank of all of the following:

a.	Counterparts of this Amendment executed by all parties hereto;

b.	Payment of the Bank’s legal fees and expenses of its counsel, including any outstanding invoices;

c.	Payment of a fee of $75,000 to the Bank; and

d.	Such other assurances, certificates, documents, consents or opinions as the Bank reasonably may require.

10.    Fees and Expenses.  Borrower hereby agrees to reimburse the Bank for the Bank’s reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with the negotiation and drafting of this Amendment and the transaction contemplated hereby together with any and all other fees and expenses currently due and owing to the Bank. Each of the parties hereto hereby agrees that the failure to satisfy the requirements of this Section 9 shall constitute an Event of Default under the Loan Agreement.

11.    Representations and Warranties.  The Borrower hereby represents and warrants that no default under Section 13 of the Loan Agreement which is not waived hereby has occurred and remains continuing.

12.    Release.  As a material inducement to the Bank to enter into this Amendment, the Borrower hereby fully releases and discharges forever Bank of America, N.A., its subsidiaries and affiliated companies, and their respective agents, employees, officers, directors, representatives, attorneys, successors and assigns (hereafter referred to collectively as the “Released Parties”), and each and all of them, from any and all liabilities, claims, actions, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which either of them may have or hold, or have at any time heretofore have or held, arising out of or relating to the Loan Agreement, or any document executed in connection therewith (collectively, the “Loan Documents”), the transactions contemplated thereby or the relationship of the parties hereto arising out of the Loan Agreement or the Loan Documents prior to the effective date of this

Amendment. The Borrower (and by executing its consent hereto hereby expressly waives all rights under Section 1542 of the California Civil Code, which reads as follows:

“Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

Borrower hereby agrees to indemnify and hold harmless each of the Released Parties for and against any and all costs, losses or liability, whatsoever, including reasonable attorneys’ fees arising out of the prosecution by Borrower or its successors or assigns, of any action, claim or cause of actions released pursuant to this Section.

13.    Counterparts.  This Amendment may be executed in counterparts in accordance with Section 14.12 of the Loan Agreement.

14.    Confirmation.  In all other respects, the Loan Agreement is confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above by their duly authorized representatives.

IMPCO TECHNOLOGIES, INC.

By:	/s/ Timothy S. Stone
Title:	Acting CFO

BANK OF AMERICA, N.A.

By:	/s/ David P. Maiorella
David P. Maiorella, Vice President

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